Nicor Gas Company
Form 10-K
Exhibit 10.06

NICOR GAS ANNUAL INCENTIVE COMPENSATION PLAN FOR OFFICERS

Nicor Gas (the “Company”) has established the Nicor Gas Annual Incentive Compensation Plan for Officers (the “Plan”) to link participant incentive compensation to the accomplishment of corporate and operating unit financial performance as well as to non-financial measures of operating performance across the Company and operating units.  It ties the pay an individual receives to Company performance and non-financial goals.  This plan is intended to provide a framework for a performance-based bonus program for Nicor Gas, and is effective January 1, 2008.

Purpose
The purpose of this Plan is to provide meaningful annual incentive award opportunity to the participants.  Awards will be directly tied to the achievement of corporate financial and operating goals and non-financial objectives.  The Plan has been structured to encourage teamwork among business units and encourage the achievement of both shareholder and ratepayer oriented goals.

Eligible Group
Officers of Nicor Gas in Salary Bands 1 or higher are eligible for participation.  As such, participation is limited to employees in positions which enable them to make significant contributions to the performance and growth of the Company.

Compensation Objective
Base Salary + Bonus Target = Short-Term Compensation Objective

An individual's short-term compensation objective will be based on salary plus a bonus, expected to be earned if established performance targets are met.  Short-term compensation above (or below) target levels may be paid in the event performance exceeds (or falls short of) goals.

Base Salary
Standards for base salaries will be targeted to the 50th percentile of the appropriate industry survey data.  Base salaries are reviewed annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Bonus Targets
The bonus target amount varies according to pay, job responsibilities and ability to impact the organization and is consistent with the bonus opportunity ranges set by officer salary bands.  Higher responsibility and impact levels result in greater dollars at risk.

Performance Targets
Performance criteria focus on the achievement of established and documented strategic goals.  Performance targets may include measures of corporate financial and operating performance, defined group objectives or individual performance objectives.  Each particular performance target will be assigned weighting reflected as a percentage of bonus target.

Goal Setting Guidelines
The most important aspect of this Plan will be the establishment of effective goals.  In addition to measures of corporate financial and operating performance, other non-financial measures of performance will also be established.  The goals should be realistic and measurable wherever possible by quantifiable performance criteria.  It is recognized that measurement of some goals will require subjective assessments of performance.  Goals must be consistent with the longer-term strategic plan.

A set of guidelines will be devised by the Nicor Human Resources Department to aid in this process.  These guidelines will provide direction as to the formulation and reporting of non-financial goals.

Amount of bonus payment for financial/budget related goals can vary above and below target based upon results achieved.  For targets met, bonus amount will be 100% of bonus target.  When targets are exceeded or are not reached, bonus will be proportionately more or less than the target.

The Compensation Committee may make appropriate upward or downward adjustments if, after taking into consideration all of the facts and circumstances of the performance period, it determines that adjustments are warranted.

Plan Schedule and Bonus Payment
The Plan runs on a calendar year basis, with the strategic planning cycle and budgeting process serving as the primary link to performance and bonus targets.  The Accounting Department is responsible for the determination of actual financial results.  Performance will be reviewed at least twice a year to monitor progress and adjust accruals.

Year-end results should be available and evaluated as early as possible in the following year.  No bonus shall be paid until the Compensation Committee approves such payment.

Subject to the provisions of the “Bonus Deferral” section below, bonuses will be paid to participants in a single lump sum.  Payment will be made between January 1 and March 15 of the calendar year following the calendar year in which the services were performed (or, in the event that payment is not made by March 15, no later than December 31 of such calendar year).  Bonus payments under this Plan are intended to satisfy either the short-term deferral exemption under Treas. Reg. Sec. 1.409A-1(b)(4) or be compliant with Section 409A of the Internal Revenue Code.  All awards will be paid in cash, except as provided below.

Bonus Deferral
Deferral under the Stock Deferral Plan or Salary Deferral Plan.  A participant in the Stock Deferral Plan may elect to defer up to 50% of his bonus award into that plan and a participant in the Salary Deferral Plan may elect to defer 10% to 20% of his bonus award into that plan.  All such elections must be made in accordance with the terms of the Stock Deferral Plan and/or Salary Deferral Plan in order to be effective.  In the event of conflict between the terms of the Stock Deferral Plan or the Salary Deferral Plan and this Plan, the terms of the Stock Deferral Plan or the Salary Deferral Plan, as applicable, shall control.  Appropriate taxes for the entire award amount will be withheld from the portion of the award being paid in cash.

Integration with Existing Programs
Base salaries will be managed with range bands at the appropriate blend of general and industry data for comparable positions, with total compensation objectives to be managed at a level appropriate with the performance of the company, as determined by the Compensation Committee.  Salaries will be monitored each year and increases granted based on merit and range bands.  Bonus targets will be set as a percentage of base salary. A change, other than the annual salary review, in the compensation objective will customarily occur during the year only through promotion to various levels, at which time the base salary and bonus target are also likely to change.

Promotion of an employee during the year or reassignment to responsibilities in which new performance objectives apply will result in proration of the existing performance objectives and bonus target and assignment of new performance objectives and if appropriate, a new bonus target as determined by the Compensation Committee.  Promotion into an Executive Salary Band would create eligibility for bonus at a prorated amount, based on the effective date of the promotion.

If a participant voluntarily terminates or is terminated for cause prior to the end of the performance period, then no award shall be granted.  In the event a participant shall die, become disabled, or retire before the end of the performance period, then the Compensation Committee will authorize payment of an award to the participant, or beneficiary, in such other amount as the Committee deems appropriate.

Responsibility
The Human Resources Department will be responsible for the administration of the process for the company.  This will include:

1.       monitoring market salary and total compensation levels;

2.       recommending structural changes in base salary and compensation objective adjustments;

3.       assisting the Nicor Gas CEO in progress and exception reporting to the Compensation Committee;

4.       assist the Nicor Gas CEO in monitoring financial performance targets throughthe Accounting Department and communicating progress reports to theparticipants;

5.       monitoring compliance with related financial controls; and

6.       maintaining the accuracy of the plan document(s) governing the plan.

The Nicor Gas CEO shall be responsible for:

1.       reviewing market salary and compensation levels and approving recommendations before presentation to the Compensation Committee;

2.       approving structural changes in base salary and compensation objective adjustments before presentation to the Compensation Committee;

3.       recommending eligibility, performance targets and goals to the Compensation Committee;

4.       monitoring performance targets through the Accounting Department and other sources of necessary documentation;

5.       communicating progress reports to the participants; and,

6.       reporting performance results and making award recommendations to the Compensation Committee.

The Plan and changes to its performance targets and measurement criteria will be reviewed and approved by the Compensation Committee.

In determining the actual bonus awards to be made, the Compensation Committee may take into account all of the facts and circumstances which exist during the year and may make appropriate upward or downward revisions in performance criteria, add or delete objectives, or change the relative percentages assigned to the various performance objectives.

Amendment and Termination
The Compensation Committee may amend or terminate the Plan at any time without the consent of the participants.  No such amendment or termination shall negatively impact any participant's amount which accrued under the Plan prior to the calendar year in which the amendment is made.